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                                                                    Exhibit 23.1


               CONSENT OF INDEPENDENT AUDITORS, ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-54056) pertaining to the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan, Gamma Precision Technology 1998 Stock Option Plan and GaSonics International Corporation 2000 Supplemental Stock Option Plan assumed by Novellus Systems, Inc. and the Novellus Systems, Inc. 401(k) Plan of our report dated January 20, 2002, with respect to the consolidated financial statements and schedule of Novellus Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP


San Jose, California
March 20, 2002